EXHIBIT 3B

GK INVESTMENT HOLDINGS, LLC

7% Senior Unsecured Bonds due 2021

CUSIP No.

ISIN

No. [ ]	$[ ]

GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (the "Issuer"), for value received, promises to pay to ____________, or its registered assigns, the principal sum of [            ] DOLLARS [or such other amount as is provided in a schedule attached hereto]* onJune 30, 2021.

Interest Payment Dates:Monthly payments commencing[Month, Day], 2016.

Record Dates:[Month, Day], [Month, Day], [Month, Day]and[Month, Day].

Reference is made to the further provisions of this Bond contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Bond to be signed manually or by facsimile by its duly authorized officer.

Dated:

GK DEVELOPMENT HOLDINGS, LLC,
a Delaware limited liability company

By:	GK Development, Inc.
Its:	Manager

By:
Garo Kholamian
	Its:	President and Sole Member

[FORM OF] TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the 7% Senior Unsecured Bonds due 2021 described in the within-mentioned Indenture. Dated: [ISSUE MONTH AND DAY], 2016.

UMB BANK, as Trustee,

By:
Authorized Signatory

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(Reverse of Bond)

7% Senior Unsecured Bonds due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (the "Issuer"), promises to pay interest on the principal amount of this Bond at 7% per annum from [ISSUE MONTH AND DAY], 2016, until maturity. The Issuer will pay interest monthly onthe fifteenth (15th) day of each month, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"), commencing [Month, Day], 2016. Interest on the Bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [ISSUE MONTH AND DAY], 2016. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2. Method of Payment. The Issuer will pay interest on the Bonds to the Persons who are registered Holders at the close of business on thefirst day of the monthnext preceding the Interest Payment Date, even if such Bonds are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to defaulted interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Issuer shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts ("U.S. Legal Tender"). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders of Bonds. Until otherwise designated by the Issuer, the Issuer's office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Bonds under an Indenture dated as of [ISSUE MONTH AND DAY], 2016 ("Indenture") by and between the Issuer and the Trustee. The terms of the Bonds include those stated in the Indenture. The bonds are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this Bond conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. At any time, the Issuer will be entitled at its option to redeem all or any portion of the Bonds at the redemption price set forth in Section 3.03(c) of the Indenture, plus any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of each Holder on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

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SECTION 6. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of any optional redemption of any Bonds will be delivered to holders (with a copy to the Trustee) at their addresses, as shown in the Bonds register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Bonds held by the holder to be redeemed. On and after the Redemption Date interest ceases to accrue on Bonds or portions thereof called for redemption.

SECTION 7. Mandatory Redemption or Sinking Fund Payment. Except as set forth in Section 8 herein, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Bonds.

SECTION 8. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Bonds at a purchase price set forth in Section 3.03(c) of the Indenture.

SECTION 9. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar are not required to transfer or exchange any Bond selected for redemption. Also, the Issuer and the Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 10. Persons Deemed Owners. The registered Holder of a Bond may be treated as its owner for all purposes.

SECTION 11.Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Bonds may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Bonds then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Bonds then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than a majority in principal amount of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Holders of the Bonds may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, Holders of a majority in principal amount of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The Holders of a majority in aggregate principal amount of the Bonds then outstanding by notice to the Trustee may on behalf of the Holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

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SECTION 13. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article Four of the Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 15. Authentication. This Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Bonds and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Bonds or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 18. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Bond shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

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